AMENDED AND RESTATED
                                PROMISSORY NOTE


$250,000


                                  SECTION ONE
                                 TERMS OF NOTE

FOR VALUE RECEIVED, SGI INTERNATIONAL, OTC Bulletin Board symbol "SGII"
("the "Debtor"), of 1200 Prospect Street, Suite 325, La Jolla, CA 92037 promises to pay to the order of Ben Reppond (hereinafter "Reppond") of 13217 9th Ave. NW, Seattle, Washington, 98177-4103, the principal sum of Two Hundred and Fifty Thousand ($250,000) Dollars with interest thereon at the rate of twelve percent per annum, payable upon 30 days written demand but no sooner than on June 27, 1999 in cash. The original loan that is the subject of this Promissory Note was made by Reppond by wire transfer to SGI International on January 28, 1999. Debtor shall be in default hereunder only after Reppond gives five (5) days advance written notice to Debtor that it is in default.


                                  SECTION TWO
                               PREPAYMENT OF NOTE

Prepayment of the full principal balance, along with all unpaid interest, or any portion of the principal balance, along with any portion thereof of unpaid interest, is permitted at any time without penalty.


                                 SECTION THREE
                     EFFECT OF WAIVER OF RIGHTS BY REPPOND

Reppond is not under any obligation to exercise any of his rights under this note, and failure to exercise his rights under this note or to delay in exercising any of his rights shall not be deemed a waiver of or in any manner impair any of the rights of Reppond.


                                  SECTION FOUR
                         CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies of Reppond specified in this note are cumulative and do not exclude any other rights or remedies he may otherwise have.


                                  SECTION FIVE
                      ACCELERATION ON INSOLVENCY OF DEBTOR

If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against it, this note shall become due and payable immediately without demand or notice.


                                  SECTION SIX
             WAIVER OF PRESENTMENT, PROTEST, AND NOTICE OF DISHONOR

Debtor hereby waives all acts on the part of Reppond required in fixing the liability of the party, including among other things presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment, and any other notice.


                                 SECTION SEVEN
                                 CHOICE OF LAWS

This note shall be governed by and construed in accordance with the laws of California in all respects, including matters of construction, validity and performance.


                                 SECTION EIGHT
                              COSTS OF COLLECTION

Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by Reppond in enforcing this note on default.


                                  SECTION NINE
                                INTEREST CHARGES

If a law, which applies to this note and which sets the maximum interest amount, is finally interpreted so that the interest in connection with this note exceed the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from the Debtor which exceed the permitted limits will be refunded to the Debtor. The note holder may choose to make this refund by reducing the principal Debtor owes under this note or by making a direct payment to the Debtor. If a refund reduces the principal, the reduction will be treated as a partial payment.


                                  SECTION TEN
                             CONFESSION OF JUDGMENT

The Debtor authorizes any attorney at law to appear in any court of record in the State of California or any other state or territory of the United States after this note becomes due, by acceleration, or otherwise, and admit the maturity of this note, waive the issuing and service of process, and confess judgment against Debtor in favor of Reppond or any other holder of this note for the amount then appearing due and the costs of collection, including, reasonable attorneys fees and legal costs. The Debtor shall also waive all errors, rights of appeal, and stays of execution. This is a warrant of attorney. However, if the inclusion of a confession of judgment provision affects the validity, negotiability, or enforceability of this instrument, the provision shall be treated as if it did not appear in this instrument; but all remaining terms and provisions of this instrument shall subsist and be fully effective according to the tenor of this instrument, as if the confession of judgment provision had never been included.


Dated: May 10, 1999
                                                  SGI INTERNATIONAL



                                                  By   /s/ JOSEPH A. SAVOCA
                                                     -----------------------
                                                     Authorized Signatory